UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 4, 2011
ODIMO INCORPORATED

(Exact name of Company as specified in Charter)

DELAWARE	000-51161	22-3607813

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)
(Address of Principal Executive Offices)
(Issuer Telephone Number)
9858 Clint Moore Road
Boca Raton, FL 33496
(954) 993-4703
Chadian Village, Yun County, Hubei Province,
the People’s Republic of China 442500
86-719-7580958
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On February 4, 2011 Odimo Incorporated, a Delaware corporation (“Odimo” or the “Company”), Standard Crushed Stone Industry Limited, a Cayman Island company (“Standard Crushed”), and Republic Rock United Industry Limited, the sole shareholder of Standard Crushed (“Republic Rock”) entered into a Mutual Rescission Agreement (the “Rescission Agreement”) pursuant to which the parties rescinded the Share Exchange Agreement (the “Exchange Agreement”) dated October 29, 2010 and voided ab initio, the reverse merger transaction (the “Reverse Merger”) which occurred as part of the Share Exchange Agreement (the “Rescission”).
     In January 2011, Odimo was advised by local governmental authorities in the Hubei Province of the People’s Republic of China (“PRC”) that its application made under the Circular on Issues Relevant to Foreign Exchange Control with Respect to the Round-trip Investment of Funds Raised by Domestic Residents Through Offshore Special Purpose Vehicles (“Circular 75”) issued in October 2005 by the PRC State Administration of Foreign Exchange (“SAFE”) had not been approved (the “Non-Approval”). As a result of the Non-Approval, Odimo is precluded from engaging in equity financing outside of China for Hubei Jinlong Cement Company (“Hubei Jinlong”), the PRC company whose business operations had become controlled by Odimo pursuant to the Reverse Merger and accordingly Hubei Jinlong would not be able to carry out its business plan. The parties to the Exchange Agreement determined that it was fair to and in the best interests of their respective corporations and shareholders to rescind the Exchange Agreement and unwind the Reverse Merger and the other transactions contemplated thereby as if they never occurred, upon the terms and subject to the conditions set forth in the Rescission Agreement. A majority of the Company’s shareholders also approved the Rescission Agreement.
     Pursuant to the Rescission, Odimo returned to Republic Rock all shares of Standard Crushed acquired under the Exchange Agreement and all 235,281,759 shares of common stock of Odimo issued in connection with the Reverse Merger were returned to Odimo. As a result of the Rescission, (i) Odimo has resumed its status as a shell company and will seek to effect a merger, acquisition or other business combination with an operating company, including an operating company based in China, by using a combination of capital stock, cash on hand, or other funding sources, if available; (ii) Alan Lipton is the sole member of the Company’s Board of Directors; and (iii)Amerisa Kornblum is the Company’s President and Chief Financial Officer. The Reverse Merger, as well as any action taken by the Company subsequent to the Reverse Merger, is null and void as if it never occurred. Standard Crushed is not now and as a result of the Rescission has never been a subsidiary of the Company and the parties are returned to their respective positions immediately prior to the Exchange Agreement and reverse merger. The financial statements and information contained in the Company’s Current Report on Form 8-K filed on November 12, 2010 should not be relied upon.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.
     On February 4, 2011, in connection with the Rescission (i) Alan Lipton was appointed to the Board of Directors of the Company and Amerisa Kornblum was appointed President and Chief Financial Officer of the Company. Contemporaneous with Mr. Lipton’s and Ms. Kornblum’s appointment and the closing of the Rescission, Zhilian Chen, Zhihua Chen and Zhenjun Wu resigned from the Company’s Board of Directors as well as all officer positions with the Company, resulting in Alan Lipton being the sole member of the Company’s Board of Directors and Amerisa Kornblum being the sole officer of the Company. Both Mr. Lipton and Ms. Kornblum have agreed to serve in their respective capacities without compensation from the Company.
     There are no arrangements or understandings between Mr. Lipton and any other person pursuant to which he was selected as a director, and other than as set forth below, there are no transactions in which either of Mr. Lipton or Ms. Kornblum has an interest requiring disclosure under Item 404(a) of Regulation S-K. On March 2, 2009 we sold 3,333,333 newly issued shares of our common stock, par value $.001, to four investors for a gross purchase price of $50,000. An entity controlled by Alan Lipton, our Chairman of the Board purchased 1,000,000 of these shares. There were no underwriting discounts or commissions paid in connection with the sale of these shares. We may seek to raise additional capital through the issuance of equity or debt, including loans and equity subscriptions from related parties, to acquire sufficient liquidity to satisfy our future liabilities. Such additional capital may not be available timely or on terms acceptable to us, if at all.

     Alan Lipton was our Chairman of the Board of Directors from May 2004 and a member of our Board of Directors from November 1999 through November 11, 2010, the date of the closing of the Reverse Merger. From November 1999 through May 11, 2006, Mr. Lipton was our Chief Executive Officer and President. In 1994, Mr. Lipton founded the Lipton Foundation, a philanthropic organization. From 1994 to the present, Mr. Lipton has been involved with the Lipton Foundation and in various real estate development projects in South Florida.
     Amerisa Kornblum was our Chief Financial Officer and Treasurer from November 1999, our Secretary from November 2005 and our Chief Executive Officer and President from January 2007, through November 11, 2010, the date of the closing of the Reverse Merger. Ms. Kornblum is a certified public accountant in the State of Florida.
Item 5.03 Amendments to Bylaws; Change in Fiscal Year
     On February 4, 2011, the Company changed its fiscal year end from September 30 to December 31.
Item 5.06 Change in Shell Company Status.
     As a result of the Rescission, the Company is a shell company. Item 1.01 is incorporated by reference.

Item 9.01 Financial Statement and Exhibits.
(d) EXHIBITS

Exhibit
Number	Description

10.1	Mutual Rescission Agreement
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.
Date: February 7, 2011

Odimo Incorporated (Company)
By:	/s/ Amerisa Kornblum
Amerisa Kornblum
President